Exhibit 99.1
THE REALREAL, INC.

STAND-ALONE RESTRICTED STOCK UNIT AWARD NOTICE

Chatelle Lynch

You have been granted an award (the “Award”) of restricted stock units (“RSUs”) with respect to shares of common stock, par value $0.00001 per share (the “Common Stock”) of The RealReal, Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of the Restricted Stock Unit Award Agreement (the “Award Agreement” and, together with this Award Notice, the “Agreement”). A copy of the Award Agreement is attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Agreement.

RSUs:	650,000
Grant Date:	March 4, 2024
Vesting Commencement Date:	November 20, 2023
Vesting Schedule:
Except as otherwise provided in the Agreement or any other agreement between the Company or any of its Subsidiaries (as defined in the Award Agreement) and you, the Award shall vest on the first anniversary of the Vesting Commencement Date with respect to 25% of the shares of Common Stock subject to the Award and in twelve (12) substantially equal installments on a quarterly basis thereafter if and only if, you are, and have been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (i) employed by the Company or any of its Subsidiaries; (ii) serving as a Non-Employee Director; or (iii) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including the applicable vesting date.

Exhibit 99.1

THE REALREAL, INC.

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:
By accepting this grant on the Company’s stock plan administrator’s website, I hereby accept the Award granted to me and acknowledge and agree to be bound by the terms and conditions of this Award Notice and the Agreement.

Exhibit 99.1

THE REALREAL, INC.

STAND-ALONE RESTRICTED STOCK UNIT AWARD AGREEMENT

The RealReal, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the
“Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award
Notice (the “Grant Date”) an award (the “Award”) of restricted stock units (“RSUs”) with respect to the number of shares of the Company’s Common Stock, par value $0.00001 per share (“Common Stock”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in this Award Agreement (the Award Agreement, together with the Award Notice, the “Agreement”). The RSUs have been granted as an “inducement” award under Nasdaq listing rules outside of the Company’s existing equity compensation plans. However, the RSUs will be governed in all respects as if issued under the Company’s 2019 Equity Incentive Plan, as currently in effect and as may be amended hereafter from time to time.

1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect). The Holder acknowledges and agrees that the Holder’s failure to accept the Award in the manner prescribed by the Company prior to the Award’s first vesting date will result in the forfeiture of all RSUs subject to the Award, effective as of the first vesting date.

2.Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares. The Award includes a right to dividend equivalents equal to the value of any dividends paid on the Common Stock for which the dividend record date occurs between the Grant Date and the date the Award is settled or forfeited. Subject to vesting, each dividend equivalent entitles Holder to receive the equivalent cash value of any such dividends paid on the number of shares of Common Stock underlying the Award that are outstanding during such period. Dividend equivalents will be accrued (without interest) and will be subject to the same conditions as the shares of Common Stock to which they are attributable, including, without limitation, the vesting conditions, the provisions governing the time and form of settlement of the Award.

3.Restriction Period and Vesting.

1.1Service-Based Vesting Conditions. Except as otherwise provided for in this Agreement, the Award shall vest in accordance with the vesting schedule set forth in the Award Notice if, and only if, the Holder is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company's or its Subsidiaries' policies): (a) employed by the Company or any of its Subsidiaries; (b) serving as a Non-Employee Director (as defined in the Company’s 2019 Equity Incentive Plan); or (c) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including the applicable vesting date. The period of time prior to the vesting shall be referred to herein as the “Restriction Period.” For purposes of this Agreement, “Subsidiary” shall have the meaning set forth in the Company’s 2019 Equity Incentive Plan.
1.2Termination of Employment.

(a)Termination Other Than in Connection with a Change in Control. Except as otherwise provided for in Section 3.2(b), if the Holder’s employment with the Company terminates prior to the end of the Restriction Period for any reason, the Award shall be immediately forfeited by the Holder and cancelled by the Company.

(b)Termination in Connection with a Change in Control. In the event of a Change in Control (as defined in the Company’s 2019 Equity Incentive Plan) prior to the end of the Restriction Period and the Company terminates the Holder’s employment without Cause (as defined below) or the Holder resigns for Good Reason (as defined below), in either case, prior to the expiration of the Restriction Period and on or within 12 months after the effective date of such Change in Control and the Holder executes and does not revoke a waiver and release of claims in the form prescribed by the Company within 60 days after the date of such termination, then 50% of the unvested portion of the Award shall immediately vest upon such termination of employment and the remaining unvested portion of the Award shall be immediately forfeited by the Holder and cancelled by the Company.

Exhibit 99.1

1.3Definitions.

(a)Cause. For purposes of this Award, (i) “Cause” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Holder in effect on the Grant Date or (ii) if Holder is not party to an employment or similar agreement in effect on the Grant Date which defines “Cause,” then “Cause” shall mean: (A) Holder’s failure to perform his assigned duties or responsibilities as an employee, director or consultant (as applicable) of the Company or its affiliates (other than a failure resulting from Holder’s disability) after written notice thereof from the Company describing Holder’s failure to perform such duties or responsibilities; (B) Holder’s act, or failure to act, that was performed in bad faith and to the detriment of the Company or any of its affiliates; (C) Holder engaging in any act of dishonesty, disloyalty to the Company or any of its affiliates, embezzlement, fraud, breach of trust or misrepresentation; (D) Holder’s violation of any law or regulation applicable to the business of the Company or any of its affiliates; (E) Holder’s breach of any confidentiality agreement or invention assignment agreement between Holder and the Company (or any affiliate of the Company); or (F) Holder’s admission or conviction of, or entering a plea of guilty or nolo contendere to, any crime or
Holder’s commission of any act of moral turpitude. Holder understands that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). The Holder further understands that nothing contained in this Agreement limits the Holder’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). The Holder further understands that neither this Agreement limits the Holder’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

(b)Good Reason. For purposes of this Award, (i) “Good Reason” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Holder in effect on the Grant Date or (ii) if Holder is not party to an employment or similar agreement in effect on the Grant Date which defines “Good Reason,” then “Good Reason” shall mean Holder's voluntary termination as an employee, director or consultant of the Company or its affiliates within 60 days after (A) a requirement by the Company or an affiliate of the Company that Holder relocate or commute to a location more than 50 miles away from Holder's work location as of the Grant Date, unless Holder has consented in writing to such requirement, (B) a material reduction by the Company in Holder's base salary (other than a reduction in connection with substantially proportionate reductions to the base salary of substantially all other executives of the Company), unless Holder has consented in writing to such reduction, or (C) a material diminution in Holder's duties and responsibilities inconsistent with Holder's position with the Company and Holder's duties and responsibilities immediately prior to such material diminution (but excluding transfers of duties and responsibilities to one or more employees as a result of the Company's natural growth, and excluding further any material diminution in Holder's duties and responsibilities as a result of a corporate transaction, so long as Holder has substantially similar duties and responsibilities in a division, subsidiary or other entity that is substantially similar in size to the division, subsidiary or other entity over which Holder had authority and responsibility prior to the relevant corporate transaction), unless Holder has consented in writing to such diminution; provided, however, that the Company shall have a 30-day period to cure any such Good Reason event and, if cured, the Holder shall not be eligible to terminate Holder’s employment due to such Good Reason event.

4.Issuance or Delivery of Shares. Except as otherwise provided for herein, within 70 days after the vesting of any portion of the Award (and in any event no later than the March 15th immediately following the year in which the substantial risk of forfeiture with respect to the Award lapses), the Company shall issue or deliver, subject to the conditions of this Agreement, the vested shares of Common Stock to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section
6. Prior to the issuance to the Holder of the shares of Common Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Common Stock, and will have the status of a general unsecured creditor of the Company.

5.Transfer Restrictions and Investment Representation.

5.1.Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon

Exhibit 99.1
any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

5.2.Investment Representation. The Holder hereby covenants that (a) any sale of any share of Common Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

6.Additional Terms and Conditions of Award.

6.1.Withholding Taxes.

(a)As a condition precedent to the delivery to the Holder of any of the shares of Common Stock subject to the Award, the Holder shall, upon request by the Company, pay to the Company (or shall cause a broker-dealer on behalf of the Holder to pay to the Company) such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

(b)Holder shall satisfy his or her obligation to advance the Required Tax Payments by a cash payment by a broker whom the Company has selected for this purpose and to whom the Holder has authorized to sell any shares acquired upon the vesting of the Award to meet the Required Tax Payments; provided, further, that if the date on which the Award vests occurs during any blackout period under the Company’s insider trading policy, then the portion of the Award that vests on such vesting date shall be distributed to the Holder on the vesting date and the Holder shall be required to sell as of such date a number of whole shares which would otherwise be delivered to the Holder upon the vesting of the Award having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments and remit such proceeds to the Company to pay such Required Tax Payments. Notwithstanding the foregoing, the Company (or, in the case of a Holder subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Committee) may, in its sole discretion, establish alternative methods for the Holder to satisfy the Required Tax Payments, which may include, without limitation, a cash payment or share withholding or delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares, in each case, having an aggregate value, determined as of the Tax Date, equal to the amount necessary to satisfy the Required Tax Payments. Shares to be delivered to the Company or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such greater withholding amount to the extent permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment). Any fraction of a share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

Exhibit 99.1

6.2.Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.3.Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

6.4.Decisions of Board or Committee. The Board or the Committee (each, as defined in the Company’s 2019 Equity Incentive Plan) shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding this Agreement shall be final, binding and conclusive.

6.5.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement.

6.6.Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to The RealReal, Inc., Attn: Stock Plan Administrator, 55 Francisco Street, Suite 400, San Francisco, California 94133, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.7.Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8.Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

6.9.Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

Exhibit 99.1

6.10.Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially impair the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.11.Compliance with Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Common Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Common Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death.